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                                                                    EXHIBIT 99.1

                        CONSENT OF HOEFER & ARNETT, INC.



April 12, 2006

Mr. Ray Davis
Chief Executive Officer
Umpqua Holdings Corporation
Umpqua Bank Plaza
One SW Columbia Street, Suite 1200
Portland, Oregon 97258

Dear Mr. Davis:

Hoefer & Arnett consents to the inclusion of its fairness opinion letters to the Board of Directors of Umpqua Holdings Corporation dated February 7, 2006 and April 12, 2006, respectively in Umpqua Holdings Corporation's Form S-4 filing with the Securities and Exchange Commission.

Sincerely,

/s/ Hoefer & Arnett, Inc.

HOEFER & ARNETT, INC.